Exhibit 4.9

EXACT SCIENCES CORPORATION
2015 INDUCEMENT AWARD PLAN
Restricted Stock Unit Award Agreement

GRANTED TO	GRANT DATE	NUMBER OF RESTRICTED STOCK UNITS	FAIR MARKET VALUE PER SHARE
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This Restricted Stock Unit Award Agreement (the “Agreement”) is made between Exact Sciences Corporation, a Delaware corporation (the “Company”), and you, a Service Provider to the Company (“Grantee”).

The Company sponsors the 2015 Inducement Award Plan (the “Plan”).  A Prospectus describing the Plan has been delivered to you.  The Plan itself is available upon request, and its terms and provisions are incorporated herein by reference.  When used herein, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

WHEREAS, the Board of Directors of the Company (the “Board”) wishes to grant Grantee Restricted Stock Units in conjunction with, and as an inducement to, Grantee’s acceptance of employment with the Company, subject to the terms provided in this Agreement and the Plan; and

WHEREAS, the Board anticipates that this Agreement will promote the best interests of the Company and its shareholders by providing Grantee with a proprietary interest in the Company with a stronger incentive to put forth maximum effort for the continued success and growth of the Company and its subsidiaries.

NOW, THEREFORE, the Restricted Stock Units covered by this Agreement are subject to the following terms and provisions:

1.                                      Subject to the terms and conditions of the Plan and this Agreement, the Company awards to you the number of Restricted Stock Units shown above.  Each Restricted Stock Unit shall have a value equal to the Fair Market Value of one (1) share of Stock (a “Share”).

2.                                      The award of the Restricted Stock Units is subject to the terms and conditions of the Plan and this Agreement.  You acknowledge having read the Prospectus and agree to be bound by all the terms and conditions of the Plan.

3.                                      The Restricted Stock Units covered by this Award shall become earned by, and payable to, you in the amounts and on the dates shown on the attached Exhibit A.

4.                                      You shall have no voting, dividend, dividend equivalent or other rights as a stockholder with respect to the Restricted Stock Units unless and until the Restricted Stock Units have vested and Shares have been issued and delivered pursuant to this Agreement.

5.                                      You agree that you shall comply with (or provide adequate assurance as to future compliance with) all applicable securities laws and income tax laws as determined by the Company as a condition precedent to the delivery of any Shares pursuant to this Agreement.  In addition, you agree that, upon request, you will furnish a letter agreement providing that (i) you will not distribute or resell any of said Shares in violation of the Securities Act of 1933, as amended, (ii) you will indemnify and hold the Company harmless against all liability for any such violation and (iii) you will accept all liability for any such violation.

6.                                      You may designate a beneficiary to receive payment in connection with the Restricted Stock Units awarded hereunder in the event of your death while in service with the Company in accordance with the Company’s beneficiary designation procedures, as in effect from time to time.  If you do not designate a beneficiary or if your designated beneficiary does not survive you, then your beneficiary will be your estate.

7.                                      The existence of this Award shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

8.                                      The Company may, in its sole discretion, decide to deliver any documents related to this or future Awards that may be granted under the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.  Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by interoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person the Company may notify you of from time to time; and to you at your electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as you, by notice to the Company, may designate in writing from time to time.

9.                                      Regardless of any action the Company takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items owed by you is and remains your responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant of Restricted Stock Units, including the grant and vesting of the Restricted Stock Units the subsequent sale of Shares acquired upon the vesting of the Restricted Stock Units and the receipt of any dividends; and (ii) does not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items. In the event the Company determines that it must withhold any Tax-Related Items as a result of your participation in the Plan, you agree as a condition of the grant of the Restricted Stock Units to make arrangements satisfactory to the Company to enable it to satisfy all

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withholding requirements, including, but not limited to, withholding any applicable Tax-Related Items from the pay-out of the Restricted Stock Units.  In addition, you authorize the Company to fulfill its withholding obligations by all legal means, including, but not limited to:  withholding Tax-Related Items from your other cash compensation the Company pays to you; withholding Tax-Related Items from the cash proceeds, if any, received upon sale of any Shares received in payment for your Restricted Stock Units; and at the time of payment, withholding Shares sufficient to meet minimum withholding obligations for Tax-Related Items.  The Company may refuse to issue and deliver Shares in payment of any earned Restricted Stock Units if you fail to comply with any withholding obligation.

10.                               In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.  This Agreement together with any applicable provisions of any employment agreement constitute the final understanding between you and the Company regarding the Restricted Stock Units; provided, in the event of any conflict between the terms of an employment agreement and this Agreement, the terms of the employment agreement govern.  Any prior agreements, commitments or negotiations concerning the Restricted Stock Units are superseded.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all as of the day and year first above written.

EXACT SCIENCES CORPORATION

By:
Grantee	Name:
Title:

[Signature Page to RSU Award Agreement]

Exhibit A

Exact Sciences Corporation
2015 Inducement Award Plan

Vesting and Payment of Restricted Stock Units

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A-1